Exhibit 10.1

July 20, 2018

Thomas Smith, MD

17109 Waterbend Drive, #224

Jupiter, Florida 33477

Re: Offer of Employment – Revision of Hire Date

BioDelivery Sciences International, Inc. (BDSI) is pleased to extend to you a conditional offer of employment as Chief Medical Officer, reporting to me, CEO. Please note that this offer is subject to you satisfying our criteria in a pre-employment background and reference check.

In this role it is anticipated that you will be responsible for the following:

•	You will have senior level medical responsibility for medical affairs, pharmacovigilance, and clinical / medical development activities, including relevant compliance-related matters.

•

You will be responsible for providing medical leadership and direction for BDSI’s products and will serve as a member of BDSI’s Executive Leadership Team, thereby participating in key decisions affecting BDSI, both strategic and operational.

•	You will be an effective and credible communicator to board members, investors, any potential corporate partners, and the financial community, as necessary.

•	You will provide current medical, clinical and scientific expertise to support departmental activities (e.g., medical writing).

•

You will serve as a principal spokesperson on highly significant medical matters, especially when communications involve key medical opinion leaders, principal investigators of clinical studies, scientific advisory boards, medical safety monitoring boards, notable academics and/or members of the investment community. This may also include relevant government agencies.

This position will be based in the Raleigh, NC office, provided you will be required to travel as needed to perform the role.

Your starting date will be July 30, 2018, unless another date it agreed to by you and the CEO. You will be paid an initial annual base salary at the rate of $345,000 per year (equivalent to $12,692.31 payablebi-weekly). You will be entitled to a one-time starting bonus of $25,000, payable on the first regular payroll date for executives after the start date.

You will also be awarded stock options that equate to one (1) times your starting annual base salary in value. The strike price of these options will be based on the 30-day VWAP preceding your start date. The options will vest annually in 1/3 increments over 3 years, beginning on the one-year anniversary of your start date.

Your annual bonus target will be 40% of annual base salary, provided the actual bonus amount will be in the discretion of the CEO. You must be employed on the date a bonus is paid to earn any part of a bonus.

Annual adjustments to salary, as well as bonus and additional stock option awards or RSUs are at the discretion of the CEO and/or BDSl’s Board of Directors.

You will also be eligible to accrue 4 weeks paid vacation according to BDSl’s Vacation Policy in addition to 11 company-paid holidays each year. Additionally, as a regular, full-time employee, you would be entitled to six paid sick days due to illness in accordance with BDSl’s Sick Leave Policy. The Company’s time off policies may be modified from time to time.

You will be eligible to participate in the following benefits, in accordance with our policies as they may change from time to time, and after meeting the applicable eligibility requirement of 30 days of continued employment (Insurance benefits begin on the 1st of the month):

•	Health insurance

•	Dental Insurance

•	Basic Life & Accidental Death & Dismemberment Insurance

•	Long and Short-Term Disability Insurance

•	401(k) Plan (after 60 days) with up to 5% Employer match

•	Employee Stock Options Plan

Your employment with BDSI will be “at will”, which means you or BDSI may end the employment relationship at any time and with or without notice. However, if BDSI terminates your employment other than for “Cause” (as defined below) or if your employment terminates as a result of your death or permanent disability, provided you (and/or your beneficiaries) enter into a release agreement in a form provided by the Company at the time of such termination (a “Release”), BDSI will pay you a one-time cash severance payment equal to 100% of annual base salary if the date of termination occurs after you have been continuously employed for greater then one (1) year. As used herein, the term “Cause” means (i) a material breach or material default (including, without limitation, any material dereliction of duty) by you of any agreement between you and BDSI or your continuing failure to follow the direction of BDSl’s Chief Executive Officer or BDSl’s Board of Directors; (ii) your gross negligence, willful misfeasance or breach of fiduciary duty; (iii) your commission of an act of fraud, embezzlement or any felony or crime of dishonesty in connection with your duties with BDSI; or (iv) your conviction of a felony or any other crime that would materially and adversely affect: (a) BDSl’s business reputation, or (b) the performance of your duties for BDSI. In the event of a termination of your employment for Cause, BDSI will pay your salary and expenses reimbursable incurred through the date of termination, and thereafter BDSI shall have no further responsibility for termination or other payments to you.

In addition, if your employment with BDSI is terminated by BDSI or its successor without Cause within six (6) months following the occurrence of a “Change of Control” (as defined below) (a “CIC Severance Triggering Event”), then, in lieu of the Severance Payment: (i) you will be entitled to a one-time cash severance payment equal to your then current annual base salary; (ii) you shall maintain any rights that you may have been specifically granted pursuant to any of BDSl’s or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by BDSI or its successor; and (iii) all unvested time-based options, RSUs or other equity securities to acquire shares of BDSI common stock granted to you under BDSl’s 2011 Equity Incentive Plan or any similar plan (the “Plan”) shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan (collectively the “Change in Control Benefits”). Following BDSI or its successor’s compliance with clauses (i), (ii) and (iii) above, BDSI or its successor shall have no further obligations to you following termination. In addition, as a condition to the Change in Control Benefits you must enter into a Release. All such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

For purposes of the foregoing, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a ‘(Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of BDSI within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended): (i) an acquisition (whether directly from BDSI or otherwise) of any voting securities of BDSI (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the BDSl’s then outstanding Voting Securities; (ii) the individuals who, as of the date hereof, are members of BDSl’s Board of Directors cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting BDSI, to constitute at least fifty-one percent (51%) of the members of BDSl’s Board of Directors; or (iii) the consummation of: (A) a merger, consolidation or reorganization involving BDSI, where either or both of the events described in clauses (i) or (ii) above would be the result; (B) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, BDSI; or (C) an agreement for the sale or other disposition of all or substantially all of the assets of BDSI to any Person (other than a transfer to a subsidiary of BDSI).

All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Please note that this offer is contingent upon:

(i)

Confirmation of employee-provided information regarding prior work history, education, personal and professional references. A formal background investigation will be undertaken; employment is contingent pending the validation of satisfactory results by the investigating agency; and

(ii)	Approval by the Compensation Committee of BDSI’s Board of Directors of the compensation terms of this letter;

(iii)	Execution and delivery to BDSI of agreements concerning Confidentiality, Intellectual Property and Non-Competition Agreements, the terms of which are incorporated herein; and

(iv)	Review and acknowledgement of BDSI Code of Ethics and Insider Training Policy; and

(v)	Compliance with requirements of the Immigration Reform and Control Act. (Completion of I-9 form and copies of appropriate documents must be provided on your first day of employment).

This Offer Letter contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. If the above terms are acceptable, please contact me at your earliest convenience regarding acceptance of our contingent offer of employment. To formally accept this offer, please sign in the appropriate place below and return an executed copy of this letter to me. Please retain an executed copy of this letter for your own records.

We are excited about the future of BDSI and your contribution to our success. I look forward to hearing from you regarding this offer.

Regards,

/s/ Herm Cukier

Herm Cukier

Chief Executive Officer

BioDelivery Sciences International, Inc.

[Signature Page Follows]

Offer Letter of Employment Acknowledged and agreed as of the date set forth below:

/s/ Thomas Smith, MD
Thomas Smith, MD

7/23/2018
Date